Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2021 Third Quarter Financial Results
•Sales for the quarter were $111.8 million, up 5% over prior-year period
•Net loss of $7.2 million continues sequential improvement through 2021
•Adjusted EBITDA* was $2.8 million; measurably improved over prior-year period loss and trailing second quarter
•Bookings up 88% over prior-year period and up 22% over trailing second quarter to $153.5 million; Achieved book-to-bill ratio of 1.37
•Aerospace segment book-to-bill was 1.49 for the quarter
•Backlog increased 13% sequentially to $354.4 million
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
EAST AURORA, NY, November 8, 2021 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and nine months ended October 2, 2021.
Peter J. Gundermann, the Company’s President and CEO, commented, “Our core markets are showing improved demand although our sales were hampered by approximately $8 million to
$10 million due to supply chain challenges and a tight labor market. Nonetheless, we are encouraged with strong order activity across the business, with bookings exceeding shipments by 37%. This demand promises an improved fourth quarter and solid momentum as we prepare for 2022.”
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

Third Quarter Results

	Three Months Ended			Nine Months Ended
($ in thousands)	October 2, 2021	September 26, 2020	% Change	October 2, 2021	September 26, 2020	% Change

Sales	$111,841	$106,506	5.0%	$328,856	$387,784	(15.2)%
Loss from Operations	$(4,498)	$(8,997)	50.0%	$(19,930)	$(95,232)	79.1%
Operating Margin %	(4.0)%	(8.4)%		(6.1)%	(24.6)%
Net Loss	$(7,174)	$(5,254)	(36.5)%	$(27,182)	$(95,796)	71.6%
Net Loss %	(6.4)%	(4.9)%		(8.3)%	(24.7)%
*Adjusted EBITDA	$2,836	$(55)	5,256.4%	$2,703	$25,865	(89.5)%
*Adjusted EBITDA Margin %	2.5%	(0.1)%		0.8%	6.7%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Third Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $5.3 million from the third quarter of 2020. Aerospace sales were up $13.2 million, or 16.0%, and Test System sales decreased $7.9 million. Total sales and volume continued to reflect the ongoing impacts of the COVID-19 pandemic on the global aerospace industry. Supply chain pressures impacted delivery schedules and costs, limiting the Company’s ability to respond to accelerated or quick-turn delivery requests from customers and delayed shipments that otherwise would have been made during the quarter. The Company estimates that revenue would have been $8 million to $10 million higher in the third quarter if its supply chain was functioning normally.
The Company was awarded a grant of up to $14.7 million as part of the Aviation Manufacturing Jobs Protection (“AMJP”) Program. The grant will be recognized ratably over the six-month period of performance. In the third quarter of 2021, $1.1 million was recognized as an offset to cost of products sold.
Consolidated operating loss improved measurably over the prior-year period as higher volume reflecting improvements in the commercial aerospace and the benefit of the AMJP helped to offset the impacts of supply chain constraints.
Consolidated net loss was $7.2 million, or $0.23 per diluted share, compared with net loss of
$5.3 million, or $0.17 per diluted share, in the prior year. The prior-year net loss benefitted from a $3.1 million tax adjustment related to a revised state income tax filing position.
Consolidated adjusted EBITDA was $2.8 million, or 2.5% of consolidated sales, compared with adjusted EBITDA of $(0.1) million, or (0.1)% of consolidated sales, in the prior-year period.
Sequentially, compared with the second quarter of 2021, while revenue remained consistent, net loss improved to $(7.2) million from $(8.1) million, and adjusted EBITDA improved to $2.8 million from $0.4 million.
Bookings were $153.5 million in the quarter resulting in a book-to-bill ratio of 1.37:1. Backlog at the end of the quarter was $354.4 million. Approximately $113.3 million, or 32%, of backlog is expected to ship in the remainder of 2021.
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $13.2 million, or 16.0%, to $95.8 million. Commercial aerospace sales were up 30.6%, or $13.5 million, and drove the improvement even as sales remain below pre-pandemic levels. Sales to this market were $57.5 million, or 51.5% of consolidated revenue in the quarter, compared with $44.1 million, or 41.4% of consolidated revenue in the third quarter of 2020. Improving domestic travel, increased production rates including the 737 MAX and higher fleet utilization are driving increased demand for Astronics’ products.
General Aviation sales were down $2.6 million, or 17.7%, to $12.1 million as higher demand in the business jet market somewhat offset lower VVIP activity. The Company expects the strong demand being realized in the business jet industry to translate into higher demand for its products as production levels begin to increase in 2022.
Military Aircraft sales decreased $1.1 million, or 6.1%, to $17.1 million. The prior-year period benefited from incremental non-recurring engineering revenue associated with development of new programs.
Other revenue increased $3.4 million to $9.0 million driven by increased contract manufacturing programs.
Aerospace segment operating profit was $1.9 million compared with operating loss of $(6.3) million for the same period last year driven by increased sales and the $1.1 million AMJP benefit.
Sequentially, compared with the second quarter of 2021, Aerospace revenue grew 7% and operating profit improved $4.6 million to $1.9 million.
Aerospace bookings in the third quarter of 2021 were $142.5 million for a book-to-bill ratio of 1.49:1. Bookings were up 21% sequentially and up 119% over the comparator quarter of 2020, continuing the strong trend of improvement since the pandemic took hold. Backlog for the Aerospace segment was $285.8 million at the end of the third quarter of 2021.
Mr. Gundermann commented, “The commercial aerospace industry is showing solid signs of improvement. Increasing utilization and production rates for narrowbody aircraft are positives for us, and now international travel restrictions are beginning to be lifted, which will help the widebody market as well. Private aircraft OEMs have seen strong orders also which we expect will boost production plans in 2022 and onward.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $16.1 million, down $7.9 million compared with the prior-year period driven by lower defense and transit revenue caused by COVID-related delays.
Test Systems operating loss was $(2.2) million, or 13.7% of sales, compared with operating profit of $0.9 million, or 3.9% of sales, in the third quarter of 2020. Operating loss in the third quarter of 2021 was negatively affected by lower volume and $1.0 million in legal fees related to infringement claims and contractual disputes. Operating results in 2020 benefited from $0.6 million in semiconductor warranty revenue.
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

Bookings for the Test Systems segment in the quarter were $11.1 million, for a book-to-bill ratio of 0.69:1 for the quarter. Backlog was $68.6 million at the end of the third quarter of 2021.
Mr. Gundermann noted, “Our Test business continued to experience lower-than-expected bookings in the third quarter, which we continue to believe is caused mostly by the pandemic. We do not believe we are losing opportunities to competition, but schedules are sliding into the future. However, in the month of October we booked more orders than we did in either of the two previous quarters, so things appear to be accelerating in our Test business also.”
Liquidity and Financing
At October 2, 2021, the Company was in compliance with all covenants of its amended credit facility and expects to remain compliant.
Cash used by operations totaled $16.2 million in the third quarter of 2021. Cash on hand was
$29.1 million and net debt was $153.9 million at the end of the quarter. Subsequent to October 2, 2021, the Company sold one of its Aerospace facilities for $9.1 million. Net cash proceeds were approximately $8.8 million. A gain on sale of approximately $5.0 million will be recorded during the fourth quarter of 2021.
In September, the U.S. Department of Transportation announced that it had approved for the Company to receive up to $14.7 million under the AMJP program. The Company received its first installment of approximately $7.3 million in September. The Company expects to receive a second installment in the range of $5 million to $6 million in the fourth quarter of 2021, and a final installment in the second or third quarter of 2022, upon final confirmation of meeting its award commitments.
The Company expects additional cash inflows over the next several quarters related to an earn out from the 2019 sale of its semiconductor test business, an approximate $10 million tax refund and improved sales volumes.
2021 Outlook
Mr. Gundermann commented, “We are expecting to close 2021 with a higher shipment level in the final quarter. Supply chain challenges introduce a level of uncertainty, but we expect fourth quarter revenues of $115 million to $118 million. We expect shipping volume to continue to strengthen as we move into 2022, but we are not yet comfortable providing guidance for the year.”
Based on current estimates, the Company expects the AMJP to contribute approximately
$7.3 million to gross profit as an offset to cost of goods sold in the fourth quarter, with the remaining benefit to gross profit of approximately $6.2 million to be recorded in the first quarter of 2022. However, the actual benefit between the two quarters may differ from these estimates based on actual payroll attribution for the eligible employee group.
At the end of the third quarter, the Company had backlog of $354 million, of which $113 million is expected to ship in the fourth quarter.
Planned capital expenditures for 2021 have been reduced to approximately $8 million to $9 million from previous expectations of $10 million to $11 million.
Third Quarter 2021 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13723722. The telephonic replay will be available from 2:00 p.m. on the day of the call through Monday, November 15, 2021. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being in compliance with credit agreement covenants, the recovery of the commercial aerospace and test systems markets, the opportunities to leverage capabilities in other markets and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/2/2021	9/26/2020	10/2/2021	9/26/2020
Sales	$111,841	$106,506	$328,856	$387,784
Cost of products sold	94,610	91,333	281,957	310,059
Gross profit	17,231	15,173	46,899	77,725
Gross margin	15.4%	14.2%	14.3%	20.0%

Selling, general and administrative[2]	21,729	24,170	66,829	85,941
SG&A % of sales	19.4%	22.7%	20.3%	22.2%
Impairment loss[1]	—	—	—	87,016
Loss from operations	(4,498)	(8,997)	(19,930)	(95,232)
Operating margin	(4.0)%	(8.4)%	(6.1)%	(24.6)%

Other expense, net of other income	546	369	1,627	4,546
Interest expense, net	1,795	1,775	5,252	5,091
Loss before tax	(6,839)	(11,141)	(26,809)	(104,869)
Income tax expense (benefit)	335	(5,887)	373	(9,073)
Net loss	$(7,174)	$(5,254)	$(27,182)	$(95,796)
Net loss % of sales	(6.4)%	(4.9)%	(8.3)%	(24.7)%

*Basic loss per share:	$(0.23)	$(0.17)	$(0.88)	$(3.11)
*Diluted loss per share:	$(0.23)	$(0.17)	$(0.88)	$(3.11)

*Weighted average diluted shares outstanding (in thousands)	30,954	30,770	30,927	30,780

Capital expenditures	$1,073	$1,670	$4,639	$5,575
Depreciation and amortization	$7,071	$8,043	$21,950	$24,095
1 Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. Full impairment charges totaling $73.7 million were recorded in Q1 2020 for goodwill associated to the CSC, PGA and CCC reporting units and a partial goodwill impairment was recorded at the PECO reporting unit. An additional partial goodwill impairment of $12.6 million was recorded at the PECO reporting unit in Q2 2020.
2 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the nine months ended October 2, 2021.

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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	10/2/2021	9/26/2020	10/2/2021	9/26/2020
Sales
Aerospace	$95,775	$82,548	$266,425	$326,282
Less inter-segment	(9)	—	(23)	(91)
Total Aerospace	95,766	82,548	266,402	326,191

Test Systems	16,128	24,406	62,811	62,391
Less inter-segment	(53)	(448)	(357)	(798)
Total Test Systems	16,075	23,958	62,454	61,593
Total consolidated sales	111,841	106,506	328,856	387,784

Segment operating profit (loss) and margins
Aerospace	1,917	(6,332)	(6,352)	(86,567)
	2.0%	(7.7)%	(2.4)%	(26.5)%
Test Systems	(2,201)	936	(1,958)	4,270
	(13.7)%	3.9%	(3.1)%	6.9%
Total segment operating profit (loss)	(284)	(5,396)	(8,310)	(82,297)

Interest expense	1,795	1,775	5,252	5,091
Corporate expenses and other	4,760	3,970	13,247	17,481
Loss before taxes	$(6,839)	$(11,141)	$(26,809)	$(104,869)

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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Nine Months Ended
	10/2/2021	9/26/2020	10/2/2021	9/26/2020
Net loss	$(7,174)	$(5,254)	$(27,182)	$(95,796)
Add back (deduct):
Interest expense	1,795	1,775	5,252	5,091
Income tax expense (benefit)	335	(5,887)	373	(9,073)
Depreciation and amortization expense	7,071	8,043	21,950	24,095
Equity-based compensation expense	1,446	1,118	5,147	3,924
Goodwill and other asset impairments	—	—	—	87,016
Contingent consideration liability fair value adjustment	—	—	(2,200)	—
Restructuring-related charges including severance	492	150	492	5,558
Legal reserve, settlements and recoveries	—	—	—	1,450
Equity investment loss	—	—	—	3,600
AMJP grant benefit	(1,129)	—	(1,129)	—
Adjusted EBITDA	$2,836	$(55)	$2,703	$25,865

Sales	$111,841	$106,506	$328,856	$387,784
Adjusted EBITDA margin	2.5%	(0.1)%	0.8%	6.7%
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	10/2/2021	12/31/2020
ASSETS
Cash and cash equivalents	$29,091	$40,412
Accounts receivable and uncompleted contracts	107,690	93,056
Inventories	157,163	157,059
Other current assets	34,135	26,420
Assets held for sale	3,760	—
Property, plant and equipment, net	97,435	106,678
Other long-term assets	24,560	27,952
Intangible assets, net	98,190	109,886
Goodwill	58,282	58,282
Total assets	$610,306	$619,745

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$79,567	$69,165
Customer advances and deferred revenue	22,249	24,571
Long-term debt	183,000	173,000
Other liabilities	73,830	82,638
Shareholders' equity	251,660	270,371
Total liabilities and shareholders' equity	$610,306	$619,745
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Nine Months Ended
(Unaudited, $ in thousands)	10/2/2021	9/26/2020
Cash flows from operating activities:
Net loss	$(27,182)	$(95,796)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	21,950	24,095
Provisions for non-cash losses on inventory and receivables	2,750	4,535
Equity-based compensation expense	5,147	3,924
Deferred tax (benefit) expense	(145)	1,127
Non-cash severance expense	182	3,007
Operating lease non-cash expense	3,783	3,352
Equity investment other than temporary impairment	—	3,493
Impairment loss	—	87,016
Contingent consideration liability fair value adjustment	(2,200)	—
Other	3,010	6,622
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(15,027)	53,604
Inventories	(3,255)	(19,807)
Accounts payable	(1,883)	(9,589)
Accrued expenses	1,733	(11,340)
Other current assets and liabilities	(666)	(224)
Customer advanced payments and deferred revenue	(2,215)	(6,474)
Income taxes	217	(12,316)
Operating lease liabilities	(4,395)	(3,412)
Supplemental retirement plan and other liabilities	(304)	(304)
Cash flows from operating activities	(18,500)	31,513
Cash flows from investing activities:
Capital expenditures	(4,639)	(5,575)
Proceeds on sale of assets	30	1,600
Cash flows from investing activities	(4,609)	(3,975)
Cash flows from financing activities:
Proceeds from long-term debt	20,000	150,000
Principal payments on long-term debt	(10,000)	(170,000)
Purchase of outstanding shares for treasury	—	(7,732)
Financing fees	—	(360)
Stock option activity	3,187	33
Finance lease principal payments	(878)	(1,425)
Cash flows from financing activities	12,309	(29,484)
Effect of exchange rates on cash	(521)	(63)
Decrease in cash and cash equivalents	(11,321)	(2,009)
Cash and cash equivalents at beginning of period	40,412	31,906
Cash and cash equivalents at end of period	$29,091	$29,897
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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/2/2021	9/26/2020	% Change	10/2/2021	9/26/2020	% Change	% of Sales
Aerospace Segment
Commercial Transport	$57,549	$44,067	30.6%	$143,550	$214,390	(33.0)%	43.6%
Military	17,064	18,164	(6.1)%	54,847	50,329	9.0%	16.7%
Business Jet	12,109	14,711	(17.7)%	41,131	45,259	(9.1)%	12.5%
Other	9,044	5,606	61.3%	26,874	16,213	65.8%	8.2%
Aerospace Total	95,766	82,548	16.0%	266,402	326,191	(18.3)%	81.0%

Test Systems Segment excluding Semiconductor	16,075	23,373	(31.2)%	62,454	58,186	7.3%	19.0%
Total sales excluding Semiconductor	111,841	105,921	5.6%	328,856	384,377	(14.4)%	100.0%
Test-Semiconductor	—	585	(100.0)%	—	3,407	(100.0)%	—%

Total Sales	$111,841	$106,506	5.0%	$328,856	$387,784	(15.2)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/2/2021	9/26/2020	% Change	10/2/2021	9/26/2020	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$38,650	$32,481	19.0%	$102,742	$148,500	(30.8)%	31.2%
Lighting & Safety	25,461	25,320	0.6%	76,929	90,973	(15.4)%	23.4%
Avionics	14,491	16,104	(10.0)%	47,355	57,381	(17.5)%	14.4%
Systems Certification	6,099	605	908.1%	7,937	5,596	41.8%	2.4%
Structures	2,021	2,432	(16.9)%	4,565	7,528	(39.4)%	1.4%
Other	9,044	5,606	61.3%	26,874	16,213	65.8%	8.2%
Aerospace Total	95,766	82,548	16.0%	266,402	326,191	(18.3)%	81.0%

Test Systems Segment excluding Semiconductor	16,075	23,373	(31.2)%	62,454	58,186	7.3%	19.0%
Total sales excluding Semiconductor	111,841	105,921	5.6%	328,856	384,377	(14.4)%	100.0%
Test-Semiconductor	—	585	(100.0)%	—	3,407	(100.0)%	—%

Total Sales	$111,841	$106,506	5.0%	$328,856	$387,784	(15.2)%

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Astronics Corporation Reports 2021 Third Quarter Financial Results
November 8, 2021

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Trailing Twelve Months
	12/31/2020	4/3/2021	7/3/2021	10/2/2021	10/2/2021
Sales
Aerospace	$91,797	$81,416	$89,220	$95,766	$358,199
Test Systems	23,006	24,441	21,938	16,075	85,460
Total Sales	$114,803	$105,857	$111,158	$111,841	$443,659

Bookings
Aerospace	$74,106	$100,488	$118,155	$142,484	$435,233
Test Systems	41,877	19,497	8,166	11,052	80,592
Total Bookings	$115,983	$119,985	$126,321	$153,536	$515,825

Backlog
Aerospace	$191,081	$210,153	$239,088	$285,806
Test Systems	92,337	87,393	73,621	68,598
Total Backlog	$283,418	$297,546	$312,709	$354,404	N/A

Book:Bill Ratio
Aerospace	0.81	1.23	1.32	1.49	1.22
Test Systems	1.82	0.80	0.37	0.69	0.94
Total Book:Bill	1.01	1.13	1.14	1.37	1.16

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